UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                AUGUST 31, 2004

NORTEL NETWORKS LIMITED

(Exact name of registrant as specified in its charter)

CANADA	000-30758	62-12-62582

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8200 DIXIE ROAD, SUITE 100, BRAMPTON, ONTARIO, CANADA	L6T 5P6

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code                      905-863-0000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On August 31, 2004, the registrant and its parent, Nortel Networks Corporation (the “Company”), entered into an employment agreement with William Owens confirming Mr. Owens’ appointment as President and Chief Executive Officer of the registrant and the Company, as of April 27, 2004, and setting forth certain terms of Mr. Owens’ employment. The agreement provides that Mr. Owens will receive a base salary of U.S.$1,000,000 and will be eligible for a target annual bonus of 170% of base salary under the annual bonus plan of the registrant (known as the SUCCESS Incentive Plan), based on the generally applicable performance criteria under such plan. The agreement also specifies that Mr. Owens will be eligible to participate in all of the employee benefit plans of the Company’s U.S. subsidiary, Nortel Networks Inc., and the Company’s Executive Retention and Termination Plan in accordance with the generally applicable terms of such plans. Under the agreement, Mr. Owens will receive a special pension benefit that will accrue ratably over the first five years of his employment as President and Chief Executive Officer. Assuming retirement at the end of such five years, Mr. Owens will receive an estimated monthly pension benefit of U.S.$33,540, payable over the five year period following his retirement.

Mr. Owens will be based at the registrant’s offices in Ontario, Canada. In connection with his relocation to Ontario, Mr. Owens will be eligible for certain benefits under the Nortel Networks-International Assignment Relocation program, in accordance with the generally applicable terms of such program and consistent with his senior executive position.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS LIMITED
By:	/s/ William J. Donovan
William J. Donovan
Senior Vice-President, Human Resources

By:	/s/ Gordon A. Davies
Gordon A. Davies
Assistant Secretary

Dated:   September 2, 2004